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The following is the Google UK Gender Pay Report for 2018, which was published on https://gender-pay-gap.service.gov.uk/Employer/dFbkAijd/2018.

Google UK: Gender Pay Report Compensation at Google Fairness remains the foundation by which we pay our employees for their work. We firmly believe that compensation should be based on what employees do, not who they are or how they identify. We design all of our People Operations processes—compensation included—to produce unbiased outcomes for all Googlers. Then we analyse compensation to ensure that across our company, employees in the same role and position are paid fairly and equitably. Here’s how our annual process works: each employee’s compensation is modeled, based on work-related inputs like the market rate for their job, location, level, and performance rating. If managers want to change these proposed amounts, they must submit a rationale. Then we look for unexplained pay differences by gender, race, ethnicity and make upward pay adjustments where necessary before Googlers’ compensation goes into effect. We completed our most recent analysis and we published the findings earlier this month. Based on these analyses and adjustments, we provided an additional $9.7 million in adjustments to over 10,000 Googlers in 2018. We know that other processes—like leveling, performance ratings, and promotion—impact pay, too. We’re now turning our attention to ways to improve outcomes in other areas—including developing a comprehensive leveling equity analysis to assess how employees are leveled when they are hired. This expanded review is the next step in our commitment to paying fairly. We’ll keep working to improve our practices and to ensure that Google is a great place to work for everyone. UK gender pay gap reporting The UK Government requires organisations with 250 or more employees to publish and report specific figures about their gender pay gap. The gender pay gap is the difference between the average earnings of men and women, expressed relative to men’s earnings. Transparency, accountability and fairness remain a top priority for us and in accordance with the UK Gender Pay Gap Reporting Regulations, we are sharing our 2018 figures. We analysed pay for men and women at Google globally and our analysis shows that we have no statistically significant pay differences between individuals based on gender, when accounting for role, performance and other factors. In the UK, our median gender pay gap is 20 percent in favour of men, and our mean gap is 19 percent. This reflects the difference in the average hourly pay rate between women and men at Google, expressed as a percentage of the average male earnings. The 20 percent difference is driven by a representation gap – as with last year. We have more men than women in senior leadership roles and in engineering jobs at Google, which are more highly paid based on market rates. The chart below shows the proportion of female Googlers in each pay quartile. This representation gap is also driving the 30 percent median and 48 percent mean difference in bonus pay. While men and women at Google have an equal opportunity to earn a bonus and equity, compensation is highly incentivised and it increases across all forms of pay – base, bonus, and equity – as you become more senior and move into a leadership position. For example, engineers also get more equity than non-engineers because the market for their technology expertise is so competitive – and that difference is the main contributor to our bonus pay gap.

Google

Google UK's 2018 gender pay report

% gap in Hourly Pay between men and women

Mean	Median
19%	20%

% gap in Bonus Pay between men and women

Mean	Median
48%	30%

Proportion of employees receiving a bonus

Women	Men
97%	97%

The above tables show our hourly gender pay gap and bonus gap as at 5 April 2018. The bonus figures cover the 12 months prior to this.

Quartile pay bands

	Women	Men
Upper quartile (highest)	190 21%	723 79%
Upper middle quartile	221 24%	692 76%
Lower middle quartile	344 38%	569 62%
Lower quartile (lowest)	470 51%	444 49%

The above chart shows the number and proportion of Google UK employees in four evenly sized quartiles from highest to lowest by hourly rate of pay.

Continuing our work to close the representation gap, connecting more women to opportunities, and fostering a culture where they can thrive

The underrepresentation of women in senior leadership and engineering roles is a global and long term challenge, and we are committed to addressing this. The data for this report reflects representation as of April 2018. Since then, we've added dedicated staffing teams to focus on senior engagement and hiring, as well as launched inclusive hiring guidelines to support those involved in the process. As a result, the proportion of women in Tech roles at Google has grown from 17 percent to 22.9 percent, and for women in leadership roles, it has grown from 21 percent to 26.1 percent.

We've also seen continued success from our development programmes, such as scholarships, apprenticeships and internships, as well as from our efforts on campus where last year we engaged with students from over 700 universities in 80 countries across EMEA.

In addition, our engagement at external conferences such as the Women of Silicon Roundabout in the UK, as well as the European Women in Tech Conference, help expand our reach and connect women to opportunities at Google. We also hosted 'Women Techmakers' summits and supported community-led meet-ups to empower women in the tech industry.

And because we know that hiring alone isn't enough, we've launched new retention initiatives, including a sponsorship programme that pairs high-potential women directors with vice presidents who provide coaching and advocacy to advance their careers. We scaled programmes that support the career development of rising women leaders, including our flagship Women's Leadership Summit. In 2018, we had 500 senior VPs, VPs, and directors join for two days of candid discussion on diversity & inclusion and networking opportunities. Feedback indicates these initiatives positively impacted progression and retention for women in leadership. We also introduced retention initiatives for other underrepresented groups. For example, we’ve begun partnering with Employee Resource Groups (ERGs) to ensure new employees have access to communities and mentors—so they feel welcomed and supported from the outset. We currently have around 13 ERGs with more than 250+ chapters globally, which allows employees to connect with a network of people who share their values of supporting diversity. We’ve also built a team to provide more personal support for employees and connecting them to the resources they need to thrive. Over the past year, we’ve begun sharing ownership for our diversity, equity, and inclusion goals with our most senior leaders in order to accelerate progress. You can see our progress and learn more about our efforts to improve representation, hiring, and attrition at diversity.google.com. Ronan Harris, Managing Director, UK and Ireland, Google. I confirm that the data reported here is accurate.

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SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS, OFFICERS AND AFFILIATES. INFORMATION REGARDING THE INTERESTS OF CERTAIN OF THE COMPANY’S DIRECTORS, OFFICERS AND AFFILIATES WILL BE AVAILABLE IN THE DEFINITIVE PROXY STATEMENT.

The Definitive Proxy Statement and any other relevant materials that will be filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov. In addition, the Definitive Proxy Statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail to Attn: Investor Relations, Alphabet Inc., 1600 Amphitheater Parkway, Mountain View, California, 94043 or by contacting investor-relations@abc.xyz. The Definitive Proxy Statement and other relevant documents will also be available on the Company’s Investor Relations website at https://abc.xyz/investor/other/annual-meeting/.

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